Exhibit 6d

ALLEGIANCY, LLC1
2014 Equity Incentive Plan

1. Purpose and Effective Date.

(a) The purpose of the Allegiancy, LLC, 2014 Equity Incentive Plan (the “Plan”) is to further the long-term stability and financial success of Allegiancy, LLC, a Delaware limited liability company (the “Company”), by attracting and retaining personnel, including employees, directors and consultants for the Company and its Subsidiaries, through the use of Units incentives.  The Company believes that ownership of Units will stimulate the efforts of those persons upon whose judgment, interest and efforts the Company and its Subsidiaries are and will be largely dependent for the successful conduct of their respective businesses and will further the identification of those persons’ interests with the interests of the Company’s shareholders.

(b) The Plan was adopted by the Board of Managers of the Company on
June 1, 2014 pursuant to Section VI of the LLC Agreement, and shall become effective on June 1, 2014.

2. Definitions.

In addition to other terms defined herein, the terms as used herein shall have the following meanings:

(a) Act.  The Securities Exchange Act of 1934, as amended.

(b) Applicable Withholding Taxes.  The aggregate amount of federal, state and local income and payroll taxes that the Company or any Subsidiary is required to withhold (based on the minimum applicable statutory withholding rates) in connection with any exercise of an Option, the award, lapse of restrictions or payment with respect to Restricted Units or Unit Appreciation Rights.

(c) Award.  The award of an Option, Restricted Units or Unit Appreciation Rights under the Plan.

(d) Board.  The Board of Managers of the Company.

(e)                 Cause.  Unless otherwise defined in a written agreement between an employee and the Company or any of its Subsidiaries that is in effect at the time of termination of the employee, Cause shall mean:

(i)           any material breach of a representation, warranty or covenant by  the employee of a material term or obligation of his or her employment agreement (if any), or any other agreement between the employee and the Company or any of its Subsidiaries, including without limitation material failure to perform a substantial portion of his or her duties and responsibilities thereunder, which breach is not cured within ten (10) days after written notice thereof by the Company or any Subsidiary to the employee specifically describing such alleged breach;

(ii)           any material violation by the employee of a written directive from the Board or the officer or other supervisory personnel of the Company or any Subsidiary to whom such employee reports which is not due to the Disability of the employee;

(iii)           commission by the employee of a (A) felony, (B) crime of moral turpitude or (C) misdemeanor involving fraud, breach of trust or misappropriation, whether or not the commission of such felony, crime or misdemeanor is in connection with the business of the Company or any Subsidiary; or

(iv)           gross incompetence, gross negligence, or gross or willful misconduct in office or breach of a fiduciary duty owed to the Company or any Subsidiary.

(f) Change of Control.  The occurrence after the date of adoption of this Plan by the Board of any of the following events:

(i) any person, including a “group” as defined in Section 13(d)(3) of the Act becomes the owner or beneficial owner of Company securities having more than 50% of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company’s directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases of Company securities, approved by the Board, as long as the majority of the Board approving such purchases is also the majority at the time the purchases are made);

(ii) approval by the Unit holders of the Company of a reorganization, merger or consolidation, in each ease, in which the owners of the Units of the Company do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the voting securities of the corporation or other entity resulting from such reorganization, merger or consolidation; or

(iii) a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

(g)               Code.  The Internal Revenue Code of 1986, as amended.

(h)       Committee.  The Committee appointed to administer the Plan pursuant to Plan Section 15, or if no such Committee has been appointed, the Board.

(i)    Company.  Allegiancy, LLC, a Delaware limited liability company.

(j) Consultant.  A person or entity rendering services to the Company who is not an “employee” for purposes of employment tax withholding under the Code.

(k)        Date of Grant.  The effective date of an Award granted by the Committee.

(l) Disability or Disabled.  As to all any Award, the terms “Disability” or “Disabled” shall have the meaning ascribed to such term or terms in the agreement or instrument approved by the committee to evidence such Award.

(m) Fair Market Value.

(iii) If the Units are (x) listed on any established securities exchange, (y) traded in the NASDAQ system, or (z) otherwise traded in the national over-the-counter securities market, then its Fair Market Value shall be the per Unit price reported as the last trade for such Units on the Date of Grant, as reported by such exchange, NASDAQ or by a market maker for the Units in the national over-the-counter securities market, as the case may be; or, if there are no trades of Units so reported on the Date of Grant, then the Fair Market Value for purposes of the particular Award shall be the per Unit price so reported on the trading day next preceding the Date of Grant on which there was a trade on such exchange, as reported over NASDAQ or as reported by a market maker of the Company’s Units in the national over-the-counter securities market, as the case may be.

(iv) If the Units are not publicly traded, the Fair Market Value shall be determined in good faith by the Committee, using any reasonable method.

(v) Fair Market Value shall be determined as of the Date of Grant specified in the Award.

(p)           Insider.  A person subject to Section 16(b) of the Securities Exchange
Act of 1934.

(r)           Limitation Amount.  An amount equal to $100,000.00.

(s)           LLC Agreement. The Amended and Restated Limited Liability Agreement of the Company dated as of October 8, 2013, as may be amended from time to time.

(s)           Nonstatutory Unit Option.  An Option that does not meet the requirements of Code Section 422.

(t)            Option.  A right to purchase Units granted under the Plan, at a price determined in accordance with the Plan.

(u)           Participant.  Any individual who is granted an Award under the Plan.

(v)           Restricted Units.  Units awarded upon the terms and subject to the restrictions set forth in Section 8 below.

(w)           Rule 16b-3.  Rule 16b-3 promulgated under the Act, including any corresponding subsequent rule or any amendments to Rule 16b-3 enacted after the effective date of the Plan.

(x)           Subsidiary or Subsidiaries.  An affiliated corporation, limited liability company, partnership or other business entity in which the Company owns voting securities possessing at least 51% of the combined voting power of all classes of voting securities of such affiliated corporation, limited liability company, partnership or other business entity.

(y)           Units.  The Company’s Class B Units.  In the event of a change in the capital structure of the Company (as provided in Section 13 below), the units resulting from such a change shall be deemed to be Units within the meaning of the Plan.

(z)           Unit Appreciation Rights.  A cash Award, the value of which is equal to the increase between the per share value of Units on the Date of Grant and a date specified in or determinable in accordance  with the agreement or instrument approved by the committee to evidence such Award.

3. General.  Awards of Options, Restricted Units, or Unit Appreciation Rights may be granted under the Plan.  Options granted under the Plan may solely be Nonstatutory Unit Options.

4. Units.           Subject to Section 13 of the Plan, as amended, there shall be reserved for issuance under the Plan an aggregate of 1,000,000 Units, which may include authorized, but unissued, Units.  Units allocable to Options granted under the Plan that expire or otherwise terminate unexercised and Units that are forfeited pursuant to restrictions on Restricted Units awarded under the Plan may again be subjected to an Award under this Plan.  For purposes of determining the number of Units that are available for Awards under the Plan, such number shall include the number of Units surrendered by a Participant or retained by the Company (a) in connection with the exercise of an Option or (b) in payment of Applicable Withholding Taxes.

5. Eligibility.

(a) Any employee of, director/manager of, or Consultant to, the Company or any Subsidiary who, in the judgment of the Committee, has contributed, or can be expected to contribute, to the profits or growth of the Company or any such Subsidiary is eligible to become a Participant.  The Committee shall have the power and complete discretion, as provided in Section 15, to select eligible Participants and to determine for each Participant the terms, conditions and nature of the Award and the number of Units to be allocated to the Award, if the same is of Options or Restricted Units, or ascribed to such Award, if the Award is of a Units Appreciation Right; provided, however, that any Award made to a member of the Committee must be approved by the Board.  The Committee is expressly authorized to make an Award to a Participant conditioned on the surrender for cancellation of an existing Award.

(b) The grant of an Award shall not obligate the Company or any Subsidiary to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

6. Unit Options.

(a) Whenever the Committee deems it appropriate to grant Options, the Options shall be evidenced by a Unit Option agreement between the Company and the Participant, which shall be subject to the applicable provisions of this Plan and to such other provisions as the Committee may determine.  Such agreement shall be given to the Participant and shall state the number of Units for which Options are granted, the exercise price per Unit, and the conditions to which the grant and exercise of the Options are subject.

(b) The Committee shall establish the exercise price of Options, provided, however, that the exercise price of Nonstatutory Unit Option Awards intended to be performance-based for purposes of Code Section 162(m) shall not be less than 100% of the Fair Market Value of such shares on the Date of Grant.

(c) Subject to subsection (d) below, Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant’s Units option agreement.  The Committee may impose such vesting conditions and other requirements as the Committee deems appropriate, and the Committee may include such provisions regarding a Change of Control as the Committee deems appropriate.

(d) The Committee shall establish the term of each Option in the Participant’s Unit Option agreement.  No Option may be exercised after the expiration of its term or, except as set forth in the Participant’s Unit Option agreement, after the termination of the Participant’s employment.  The Committee shall set forth in the Participant’s Unit Option agreement when, and under what circumstances, an Option may be exercised after termination of the Participant’s employment or period of service.

(e) If a Participant dies and if the Participant’s Unit Option agreement provides that part or all of the Option may be exercised after the Participant’s death, then such portion may be exercised by the personal representative of the Participant’s estate during the time period specified in the Unit Option agreement.

(f) If a Participant’s employment or services is terminated by the Company for Cause, the Participant’s Options, whether vested or unvested, shall terminate as of the date of the act or failure to act constituting Cause.

7. Method of Exercise of Options.

(a) Options may be exercised by giving written notice of the exercise to the Company, stating the number of Units the Participant has elected to purchase under the Option.  Such notice shall be effective only if accompanied by the exercise price in full in cash; provided that, if the terms of the Unit Option agreement in respect of an Option so permit, the Participant may (i) deliver Units that the Participant has previously acquired and owned (valued at Fair Market Value on the date of exercise), or (ii) if permitted by the Option agreement, deliver a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Units or a loan secured by Units, the amount necessary to pay the exercise price and, if required by the Committee, Applicable Withholding Taxes.  Unless otherwise specifically provided in the Option, any payment of the exercise price paid by delivery of Units acquired directly or indirectly from the Company shall be paid only with Units that have been held by the Participant for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(b) The Company may place on any certificate representing Units issued upon the exercise of an Option any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws.  The Company may require of the Participant a customary indication of his or her investment intent.  A Participant shall not possess Unitsholder rights with respect to Units acquired upon the exercise of an Option until the Participant has made any required payment, including payment of Applicable Withholding Taxes, and, if the Units are then certificated, the Company has issued a certificate for Units acquired.

(c) Notwithstanding anything to the contrary contained herein, Awards of Options shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3, if on the Date of Grant or the date on which Options are exercised the Company is registered under the Act or otherwise subject to rules under the Act appertaining to short swing profits in the Units by Insiders.

8. Restricted Units Awards.

(a) Whenever the Committee deems it appropriate to grant a Restricted Units Award, notice shall be given to the Participant stating the number of Restricted Units for which the Award is granted, the Date of Grant, and the terms and conditions to which the Award is subject.  Certificates, if any, representing the Restricted Units Award shall be issued in the name of the Participant, subject to the restrictions imposed by the Plan and the Committee.  A Restricted Units Award may be made by the Committee in its discretion without cash consideration.

(b) The Committee may place such restrictions on the transferability and vesting of Restricted Units as the Committee deems appropriate, including, but not limited to, restrictions relating to continued employment or financial performance goals.  Without limiting the foregoing, the Committee may provide performance or Change of Control acceleration parameters under which all, or a portion, of the Restricted Units will vest on the Company’s achievement of established performance objectives.  Restricted Units may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered until the restrictions on such shares shall have lapsed or shall have been removed pursuant to subsection 8(c).

(c)             As to each Restricted Units Award the Committee shall establish the terms and conditions upon which the restrictions on transferability set forth in subsection 8(b) shall lapse.  Such terms and conditions may include, without limitation, the passage of time, the meeting of performance goals, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant, or the occurrence of a Change of Control.

(d)            A Participant shall hold Restricted Units subject to the restrictions set forth in the Award agreement appertaining thereto and in the Plan.  In other respects, the Participant shall have all the rights of a Unitsholder with respect to the Restricted Units, including, but not limited to, the right to receive all cash dividends and other distributions paid thereon.  Certificates, if any, representing Restricted Units shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s Award agreement.  If distributions are declared on Restricted Units or other distributions are made in respect thereof, such distributions shall be subject to the same restrictions as the underlying Restricted Units.

(e)            Notwithstanding anything to the contrary contained herein, Awards of Restricted Units and the disposition of Restricted Units by the recipient following the expiration or termination of restrictions appertaining thereto, shall be made in such a manner as to conform to the provisions of rule 16b-3, if on the date of grant or the date of such expiration or termination the Company or any Subsidiary is registered under the Act or otherwise subject to rules under the Act that apply to short swing profits in the Units by Insiders.

9.           Unit Appreciation Rights.

(a)           Whenever the Committee deems it appropriate, Units Appreciation
Rights may be granted in connection with all or any part of an Option or in a separate Award.

(b)           The following provisions apply to all Unit Appreciation Rights that are not granted in connection with Options:

(i)            Unit Appreciation Rights shall entitle the participant, upon exercise of all or any part of the Unit Appreciation Rights, to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value on the Unit Appreciation Right payment date of the Units to which the Units Appreciation Right appertains over (y) the Fair Market Value of the Units to which the Units Appreciation Right appertains on the Date of Grant.  In the Unit Appreciation Rights Agreement the Committee may limit the amount that the participant will be entitled to receive pursuant to the Unit Appreciation Rights.

(ii)           A Units Appreciation Right may only be exercised or paid at a time when the Fair Market Value of the Units covered by the Units Appreciation Right exceeds the Fair Market Value of the Units on the Date of Grant of the Units Appreciation Right.

(b)           The following provisions apply to all Unit Appreciation Rights that are awarded in connection with Options:

(i)            Unit Appreciation Rights that are awarded in connection with Options shall entitle the participant to exercise all or any part of the Unit Appreciation Rights, and in connection therewith to surrender to the Company unexercised that portion of the underlying Option relating to the same number of Units as is covered by the Unit Appreciation Rights (or the portion of the Unit Appreciation Rights so exercised) and to receive in exchange from the Company an amount in cash Units (as provided in the applicable Units Appreciation Right agreement) equal to the excess of (x) the Fair Market Value on the date of exercise of the Units covered by the surrendered portion of the underlying Option over (y) the exercise price of the Units covered by the surrendered portion of the underlying Option.  The Committee may limit the amount that the participant will be entitled to receive upon exercise of the Units Appreciation Right.

(ii)            Upon the exercise of a Units Appreciation Right that is awarded in connection with Options and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

(iii)           Subject to any further conditions upon exercise imposed by the Committee, a Units Appreciation Right issued in tandem with an Option shall be exercisable only to the extent that the related Option is exercisable, except if the company or any Subsidiary is registered under the Act or otherwise subject to rules under the Act that apply to short swing profits in the Units by Insiders, then in no event shall a Units Appreciation Right held by an Insider be exercisable for cash within the first six (6) months after it is awarded even though the related Option is or becomes exercisable, and shall expire no later than the date on which the related Option expires.

(iv)           A Units Appreciation Right awarded in connection with Options may only be exercised at a time when the Fair Market Value of the Units covered by the Units Appreciation Right exceeds the exercise price of the Units covered by the underlying Option.

(c)           The manner in which the Company’s obligation arising upon the exercise of a Units Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the Unit Appreciation Rights agreement or in the Option agreement or the related Unit Appreciation Rights agreement, if the Unit Appreciation Rights in question are being awarded in connection with Options.  The Committee may provide for payment in Units or cash, or a fixed combination of Units and cash, or the Committee may reserve the right to determine the manner of payment at the time the Units Appreciation Right is exercised.  Units issued upon the exercise or maturity of a Units Appreciation Right shall be valued at their Fair Market Value on the date of exercise or maturity.

10.           Applicable Withholding Taxes.  Each Participant shall agree, as a condition of receiving an Award, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Award.  Until the Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made, no Units certificates (or, in the case of Restricted Units, no Units certificates free of a restrictive legend) shall be issued to the Participant, nor shall any Units be recorded in book-entry form in favor of the Participant, and no payments in respect of Unit Appreciation Rights that have been exercised or matured and otherwise would be payable to the Participant.  As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Tax obligations, the Committee may establish procedures permitting the Participant to elect to (a) deliver Units at the time beneficially and of record owned by the Participant, or (b) if the applicable withholding taxes are arising in connection with the exercise of Options or the termination of restrictions on Restricted Units, deliver to the Company or have the Company retain that number of Units that would satisfy all or a specified portion of the Applicable Withholding Taxes.  Any such election shall be made only in accordance with procedures established by the Committee to avoid a charge to earnings for financial accounting purposes and if the company or any Subsidiary is registered under the Act or otherwise subject to rules under the Act that apply to short swing profits in the Units by Insiders in accordance with Rule 16b-3.

11.           Nontransferability of Awards.

(a)           In general, Awards, by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution or except as described below.  Options shall be exercisable, during the Participant’s lifetime, only by the Participant or by his guardian or legal representative.

(b)           Notwithstanding the provisions of subsection 11(a) and subject to federal and state securities laws, the Committee may grant Unit Appreciation Rights or Nonstatutory Units Options that permit, or amend outstanding Nonstatutory Units Options to permit, a Participant to transfer such Unit Appreciation Rights or Options to one or more immediate family members, to a trust for the benefit of immediate family members, or to a partnership, limited liability company, or other entity, the only partners, members, or interest-holders of which are among the Participant’s immediate family members.  Consideration may not be paid for such transfer.  The transferee shall be subject to all conditions applicable to the Units Appreciation Right or Option prior to its transfer.  The agreement granting the Units Appreciation Right or Option shall set forth the transfer conditions and restrictions.  The Committee may impose on any transferable Option and on Units issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate.

12.           Termination, Modification, Change.  If not sooner terminated by the Board, this Plan shall terminate at the close of business on May 30, 2020.  No Awards shall be made under the Plan after its termination.  The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable.  A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him; provided, that, the Board may unilaterally amend the Plan and Awards as it deems appropriate to ensure compliance with Rule 16b-3, if applicable.

13.           Change in Capital Structure.

(a)           In the event of a Units distribution, Units split or combination of units, spin-off, recapitalization or merger in which the Company is the surviving entity, or other change in the Company’s capital units (including, but not limited to, the creation or issuance to unit holders generally of rights, options or warrants for the purchase of units or preferred units of the Company), the number and kind of Units or securities of the Company to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), the exercise price of Options, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.  If the adjustment would produce fractional Units with respect to any Award, the Committee may adjust appropriately the number of Units covered by the Award so as to eliminate the fractional Units.

(b)           In the event the Company makes a distribution to its Unit holders, or sells or causes to be sold to a person other than the Company or a Subsidiary equity securities if any entity (a “Spinoff Company”), which immediately before the distribution or sale was a majority owned subsidiary of the Company, the Committee shall have the power, in its sole discretion, to make such adjustments as the Committee deems appropriate.  The Committee may make adjustments in the number and kind of units or other securities to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), the exercise price of Options, and other relevant provisions, and, without limiting the generality of the foregoing, may substitute securities of a Spinoff Company for securities of the Company.  The Committee shall make such adjustments as it determines to be appropriate, considering the economic effect of the distribution or sale on the interests of the Company’s unit holders and the Participants in the businesses operated by the Spinoff Company.  The Committee’s determination shall be binding on all persons.  If the adjustment would produce fractional shares with respect to any Award, the Committee may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares.

(c)   Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions for all purposes without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons including without limitation all Participants, regardless of whether they became Participants before the Committee takes, or become Participants after the Committee has taken, any such action.  The Committee shall make its determinations consistent with Rule 16b-3, if at the time the Company or any Subsidiary is registered under the Act or otherwise subject to the rules under the Act applicable to short swing process in the Units by Insiders and the applicable provisions of the Code.

(d)           To the extent required to avoid a charge to earnings for financial accounting purposes, adjustments made by the Committee to outstanding Awards pursuant to this Section 13 shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not greater, or less, than the Award’s aggregate intrinsic value before the adjustment, and (ii) the ratio of the exercise price per share to the market value per share is not reduced.

14.           Change of Control.  In the event of a Change of Control, the Committee may take such actions with respect to Awards as the Committee deems appropriate.  These actions may include, but shall not be limited to, the following:

(a)           At the time the Award is made, provide for the acceleration of the vesting schedule relating to the exercise or realization of the Award so that the Award may be exercised or realized in full on or before a date initially fixed by the Committee;

(b)           Provide for the purchase or settlement of any such Award by the Company for any amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of a Participant’s rights had such Award been currently exercisable or payable;

(c)           Make adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change of Control; provided, however, that to the extent required to avoid a charge to earnings for financial accounting purposes, such adjustments shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not less than or greater than the Award’s aggregate intrinsic value before the Award and (ii) the ratio of the exercise price per share to the market value per share is not reduced; or

(d)           Cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation or other business entity, regardless of how organized in such Change of Control.

15.           Administration of the Plan.

(a)           The Plan shall be administered by the Committee, who shall be appointed by the Board.  If no Committee is appointed, the Plan shall be administered by the Board.  To the extent required by Rule 16b-3, all members of the Committee shall be “Non-Employee Directors”, as that term is defined in Rule 16b-3 if at the time or thereafter the Company or any Subsidiary is registered under the Act or otherwise subject to the rules under the Act applicable to short swing profits in the Units by Insiders.

(b)           The Committee shall have the authority to impose such limitations or conditions upon an Award as the Committee deems appropriate to achieve the objectives of the Award and the Plan.  Without limiting the generality of the foregoing and in addition to the powers set forth elsewhere in the Plan, the Committee shall have the power and complete discretion to determine (i) which eligible persons shall receive an Award and the nature of the

Award, (ii) the number of Units to be covered by each Award, (iii) the Fair Market Value of Units, (iv) the time or times when an Award shall be granted, (v) whether an Award shall become vested over a period of time, according to a performance-based or other vesting schedule or otherwise, and when it shall be fully vested, (vi) the terms and conditions under which restrictions imposed upon an Award shall lapse, (vii) whether a Change of Control exists, (viii) factors relevant to the satisfaction, termination or lapse of restrictions on Restricted Units, Unit Appreciation Rights or Options, (ix) when Options or Unit Appreciation Rights may be exercised, (x) whether to approve a Participant’s election with respect to Applicable Withholding Taxes, (xi) conditions relating to the length of time before disposition of Units received in connection with an Award is permitted, (xii) notice provisions relating to the sale of Units acquired under the Plan, and (xiii) any additional requirements relating to Awards that the Committee deems appropriate.

(c)   In addition to, and not as a limitation upon, the provisions of Section 12 hereof, the Committee shall have the power to amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan.  The consent of the Participant must be obtained with respect to any amendment that would adversely affect the Participant’s rights under the Award, except that such consent shall not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Award.

(d)           The Committee may adopt rules and regulations for carrying out the Plan.  The Committee shall have the express discretionary authority to construe and interpret the Plan and the Award agreements, to resolve any ambiguities, to define any terms, and to make any other determinations required by the Plan or an Award agreement.  The interpretation and construction of any provisions of the Plan or an Award agreement by the Committee shall be final and conclusive.  The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(e)           A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present.  Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

16.           Compliance with Code Section 409A.  Notwithstanding anything to the contrary contained herein, to the extent applicable, this Plan is intended to comply with Section 409A of the Code, and the Committee shall interpret and administer the Plan in accordance therewith.  In addition, any provision, including without limitation any definition in this Plan that is determined to violate the requirements of Section 409A of the Code shall be void and without effect and any provision, including without limitation any definition that is required to appear in this Plan document under Section 409A of the Code that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provisions were expressly set forth herein.  In addition, to, and not as a limitation upon the other provisions of this Section 16, the timing of certain payment of benefits provided for under this Plan shall be revised as necessary for compliance with Section 409A of the Code.

17.           Notice.  All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally, electronically, or mailed first class, postage prepaid, as follows: (a) if to the Company - at its principal business address to the attention of the Secretary; (b) if to any Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.

18.           Interpretation and Governing Law.  The terms of this Plan and Awards granted pursuant to the Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware.  The Plan and Awards are subject to all present and future applicable provisions of the Code and, to the extent applicable in accordance with the Plan, they are subject to all present and future rulings of the United States Securities and Exchange Commission with respect to Rule 16b-3.  If any provision of the Plan or an Award conflicts with any such Code provision or ruling, the Committee shall cause the Plan to be amended, and shall modify any agreement theretofore executed in connection with an Award, so as to comply or, if for any reason amendments cannot be so made, that provisions of the Plan or any such agreement in such conflict shall be deemed to be, and shall be, void and of no effect.

IN WITNESS WHEREOF, the Company has caused this Plan to be amended this 1st day of January, 2015.

ALLEGIANCY, LLC

By:	/s/ Stevens M. Sadler
Name	Stevens M. Sadler
Its:	Chief Executive Officer

[Signature Page to 2014 Equity Incentive Plan as Amended]